Exhibit 99.1

NEWS RELEASE

Contact:
Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 robertsb@saxonmtg.com

   Release Date: December 8, 2003 at 5:00 p.m. Eastern Time

Saxon Capital, Inc. Announces Election of New Chairman of the Board of Directors

GLEN ALLEN, VA. (December 8, 2003) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lending and servicing company, today announced that the Board of Directors elected Richard A. Kraemer as Chairman of the Board effective immediately. This follows the Board’s acceptance of Edward G. Harshfield’s resignation of the Chairmanship as a result of increased responsibilities in other business activities. Mr. Harshfield will continue to serve as a member of the Board of Directors and its Committees.

Mr. Kraemer, who has been a member of Saxon’s Board of Directors and its Vice Chairman since 2001, Chairs its Audit Committee, and serves on the Executive, Compensation, and Nomination and Corporate Governance Committees.

“I’m only sorry that my new responsibilities as Chairman and CEO of Aozora Bank, LTD. in Tokyo make it necessary for me to cede the Chair at Saxon. I was privileged to lead an outstanding Board for almost 3 years and take comfort in knowing that Rich Kraemer, who has broad and deep experience, has now assumed the leadership”, said Mr. Harshfield.

“The Board is grateful for Ed’s leadership, and we look forward to his continuing contributions to the Board and its Committees going forward”, said Mr. Kraemer.

“I’m pleased to serve under Rich’s leadership. He has from the beginning been a source of knowledge and judgment which has contributed to Saxon’s superior performance”, said Michael Sawyer, Chief Executive Officer of Saxon.

About Saxon

Saxon is a residential mortgage lender and servicer that originates, purchases, securitizes and services real property secured mortgages. Saxon is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 400 correspondents, and 27 retail branches. As of September 30, 2003, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $8.8 billion. For more information, visit www.saxoncapitalinc.com.